Exhibit 5.1

Akerman LLP
Las Olas Centre II, Suite 1600
350 East Las Olas Boulevard
Fort Lauderdale, FL 33301-2999
Tel: 954.463.2700
Fax: 954.463.2224

February 4, 2015

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1500

Coral Gables, FL 33134

Re:	Catalyst Pharmaceutical Partners, Inc.

Ladies and Gentlemen:

Reference is made to our opinion dated January 31, 2014 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-193699) filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2014, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on February 11, 2014 and that certain Amendment No. 2 to Registration Statement filed with the Commission on March 19, 2014 (together, the “Registration Statement”) by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”).

We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated February 4, 2015. The Prospectus Supplement relates to the offering by the Company of up to 11,500,000 shares of the Company’s common stock, par value $0.001 per share, that will be issued pursuant to the Prospectus Supplement (the “Shares”), which Shares are covered by the Registration Statement, together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), issuable pursuant to the Rights Agreement, dated as of September 20, 2011, between the Company and Continental Stock Transfer and Trust Company, as rights agent. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is being furnished in accordance with the requirements of Item 601(e)(i) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

akerman.com

Catalyst Pharmaceutical Partners, Inc.

February 4, 2015

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. In connection with this opinion letter, we have examined the Registration Statement, including the Prospectus contained therein (the “Prospectus”), the Underwriting Agreement that is an exhibit to the Registration Statement (the “Underwriting Agreement”) and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement and the Underwriting Agreement filed by the Company with the Commission are identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (iv) the Company will sell and issue the Shares in accordance with the manner described in the Prospectus and the terms of the Underwriting Agreement; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares and related Rights, have been duly authorized and when the Shares are issued and delivered in accordance with the manner described in the Prospectus Supplement and the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock, and the related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights for the Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

Catalyst Pharmaceutical Partners, Inc.

February 4, 2015

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Shares.

This opinion letter is furnished in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP